            Filed Pursuant to Rule 424(b)(5) SEC File No. 333-26865

                             PROSPECTUS SUPPLEMENT
                     (TO PROSPECTUS DATED AUGUST 12, 1997)

                         CAPSTEAD MORTGAGE CORPORATION

                                156,000 SHARES

                            SHARES OF COMMON STOCK
                             (PAR VALUE OF $0.01)

                                 15,000 SHARES
SHARES OF $1.26 CUMULATIVE CONVERTIBLE PREFERRED, SERIES B (PAR VALUE OF $.10)

                               ----------------

  Pursuant to a Sales Agency Agreement dated as of December 6, 1995 (the "Common Stock Sales Agency Agreement") between Capstead Mortgage Corporation (the "Company") and PaineWebber Incorporated ("PaineWebber") (as amended by Amendment No. 1 thereto dated as of September 10, 1996, Amendment No. 2 thereto dated as of March 4, 1997, and Third Amendment thereto dated as of November 17, 1997) which has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part and which is incorporated by reference herein, the Company has sold, through PaineWebber, as agent of the Company, 156,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), pursuant to ordinary brokers' transactions on the New York Stock Exchange (the "NYSE"). Pursuant to a Sales Agency Agreement dated as of September 17, 1996 (the "Preferred Stock Sales Agency Agreement") between the Company and PaineWebber (as amended by Amendment No. 1 thereto dated as of March 4, 1997), which has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part and which is incorporated herein by reference, the Company has sold through PaineWebber, as agent of the Company, 15,000 shares of the Company's $1.26 Cumulative Convertible Preferred, Series B, par value $.10 per share (the "Series B Preferred Stock") pursuant to ordinary brokers' transactions on the NYSE.

COMMON STOCK

  Shares sold during Pricing Period..December 15, 1997 through December 19, 1997

       5,000            Average Market Price Shares
     151,000            Additional Shares
     156,000            Total Shares Sold

  Arithmetic Mean of the High and Low Sales
  Prices of the Shares reported on the NYSE
  (the "Average Market Price") for each
  Trading Day of the Pricing Period:

                                                                 AVERAGE (OR TOTAL)
  12/15/97     12/16/97     12/17/97     12/18/97    12/19/97    FOR PRICING PERIOD
 ---------    ---------     ---------    ---------   ---------   ------------------
 $22.0625      $22.1563    $22.2813     $20.5938    $20.0313        $21.4250

   High and Low Sales Prices at
   which Average Market Shares
   were sold during pricing
   period......................  $22.4375  $20.1875

Average Market Price Shares:

Gross Proceeds to Company...................................... $  107,125.00
2% Discount.................................................... $    2,142.50
                                                                -------------
Net Proceeds to Company........................................ $  104,982.50

Gross Sales Proceeds........................................... $  108,250.00
Compensation to Agent.......................................... $    3,267.50
                                                                -------------
Net Proceeds to Company........................................ $  104,982.50

Additional Shares Sold:
Gross Proceeds to Company...................................... $3,219,512.50
Commission to Agent............................................ $   64,390.25
                                                                -------------
Net Proceeds to Company........................................ $3,155,122.25
Total Net Proceeds to Company ................................. $3,260,104.75
Total Compensation to Agent.................................... $   67,657.75

On December 19, 1997, the last reported sales price of the Shares on the NYSE was........................................................ $20.0000

SERIES B PREFERRED STOCK

  Pricing Period................ December 15, 1997 through December 19, 1997

   Shares of Preferred Stock sold..........  5,000   Average Market Price Shares
                                            10,000   Additional Shares
                                            15,000   Total Shares Sold

  Arithmetic Mean of the High and Low Sales
  Prices of the Shares reported on the NYSE
  (the "Average Market Price") for each
  Trading Day of the Pricing Period:

                                                                AVERAGE FOR
   12/15/97    12/16/97     12/17/97   12/18/97     12/19/97    PRICING PERIOD
   ---------   ---------   ----------  ---------    ---------   --------------
   $15.8750    $16.1250    $16.0625   $15.1875     $14.8125        $15.6125

   High and Low Sales Prices at
   which Average Market Shares
   were sold during pricing
   period......................  $16.1250  $14.8750

Average Market Price Shares:

Gross Proceeds to Company.......................................  $ 78,062.50
2% Discount.....................................................  $  1,561.25
                                                                  -----------
Net Proceeds to Company.........................................  $ 76,501.25
Gross Proceeds to Agent.........................................  $ 77,893.75
Compensation to Agent...........................................  $  1,392.50
                                                                  -----------
Net Proceeds to Company.........................................  $ 76,501.25

Additional Shares Sold:

Gross Proceeds to Company........................................ $150,100.00
Commission to Agent.............................................. $  3,002.00
                                                                  -----------
Net Proceeds to Company.......................................... $147,098.00
Total Net Proceeds to Company ................................... $223,599.25
Total Compensation to Agent...................................... $  4,394.50

On December 19, 1997, the last reported sales price of the shares of Series B Preferred Stock on the NYSE was $14.6875 per share.

Note: S.E.C. fees were not used in arriving at any of the above figures.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

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         THE DATE OF THIS PROSPECTUS SUPPLEMENT IS DECEMBER 23, 1997.